Exhibit 10.37(c)
Execution version
SECOND AMENDMENT TO LEASE
(150 Pelican Way)
     This Second Amendment to Lease (this “Second Amendment”) is dated as of October 4, 2006 and is by and between 150 Pelican LLC, a California limited liability company (“Landlord”), and Century Theatres, Inc., a California corporation (“Tenant”).
WITNESSETH
     WHEREAS, Sycal Properties, Inc., a California corporation (“Original Landlord”), and Tenant entered into that certain Lease Agreement dated as of October 31,1997, as amended by that certain First Amendment to Lease dated December 1, 1998 (as amended, the “Original Lease”), for office space at 150 Pelican Way, San Rafael, California (the “Premises”).
     WHEREAS, 150 Pelican LLC has succeeded Sycal Properties, Inc. as Landlord and has assumed all of its obligations as set forth in the Lease; and
     WHEREAS, the parties hereto desire to further amend said Lease as hereinafter provided.
AGREEMENT
     NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which is hereby acknowledged, and in exchange of the mutual covenants made by the parties hereunder, the parties hereby amend the Lease as follows:
     1. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Lease.
     2. This Second Amendment shall be effective as of the date of closing of the transactions contemplated by the Stock Purchase Agreement, dated August 7, 2006, by and among Tenant, Century Theatres Holdings, LLC, Syufy Enterprises, LP, Cinemark USA, Inc. and Cinemark Holdings, Inc. (the “Effective Date”).
     3. Notwithstanding anything to the contrary contained in the Lease, commencing on the date that is the three (3) month anniversary of the Effective Date of this Second Amendment and continuing until September 30, 2007, the Minimum Monthly Rent shall be as follows: Tenant shall pay Landlord the amount shown on the Amended Exhibit A to the First Amendment, prorated on a square foot basis, for the amount of square footage within the Premises that Tenant continues to use or occupy during the month for which Minimum Monthly Rent is being paid, and Tenant shall pay Landlord $1.35 per square foot per month for the amount of square footage within the Premises that Tenant does not occupy during such month.
     4. Notwithstanding anything to the contrary contained in the Lease, commencing on October 1,

2007 and continuing until the Expiration Date of the Lease, the Minimum Monthly Rent shall be as follows: Tenant shall pay Landlord the amount shown on the Amended Exhibit A to the First Amendment, prorated on a square foot basis, for the amount of square footage within the Premises that Tenant continues to use or occupy during the month for which Minimum Monthly Rent is being paid, and Tenant shall pay Landlord $1.44 per square foot per month for the amount of square footage within the Premises that Tenant does not occupy during such month.
     5. Tenant shall deliver to Landlord within sixty (60) days after the Effective Date a written notice setting forth the portion of the Premises that it intends to use or occupy, including the square footage and location within the Premises of such portion, and the time period for which it intends to use or occupy such portion of the Premises. Tenant shall deliver to Landlord a written notice setting forth any change with respect to the portion of the Premises it intends to use or occupy, whether an increase or decrease in the portion of the Premises used or occupied or a change in the location of such portion within the Premises, and the time period for which it intends to use or occupy such portion of the Premises at least thirty (30) days prior to the date of such change. Notwithstanding the preceding sentence, Tenant shall have no right to use or occupy any portion of the Premises for which Tenant has delivered a notice to vacate pursuant to the above and which Landlord is using or has sublet after the time of receipt of any, such written notice from Tenant pursuant to the terms of this Section 5.
     6. With respect to any portion of the Premises vacated by Tenant (and identified in a notice to Landlord pursuant to Section 5 above) and/or in the event that the Tenant occupies or uses none of the Premises, then so long as the space in question remains unused by Tenant, the following sections of the Lease shall be considered null and void and of no further force or effect with respect to such vacated space or the entire Premises, as applicable: Sections 2.3, 4, 6.1 (with respect to the second sentence only), 7, 9.1 (with respect to the second and third sentences only), 9.2, 9.3 (with respect to the second paragraph only), 10, 11.1, 11.2, 12.1, 12.3, 12.4, 13, 16.2, 17.1(b) and 18.7.
     7. If, at any time during the term of the Lease, the Tenant does not continue to occupy any portion of the Premises, the Landlord shall have the right to use or sublet the portion of the Premises not occupied by the Tenant.
     8. In the event of any inconsistencies between the terms of this Second Amendment and the Lease, the terms of this Second Amendment shall prevail.
     9. This Second Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Landlord and Tenant have signed this Second Amendment to be effective as of the Effective Date.

TENANT:

CENTURY THEATRES, INC.,
a California corporation

By	/s/ Raymond Syufy

Name

Its

LANDLORD:

150 Pelican LLC,
a California limited liability company

By	/s/ Raymond Syufy

Name

Its